EXHIBIT 99.1

Educational Development Corporation Announces Record Fiscal 2017

TULSA, Okla., May 30, 2017 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) today reports record net sales and earnings per share results for the fiscal year ended February 28, 2017.

Randall White, CEO of Educational Development Corporation, announced that for the fiscal year 2017, the Company reports record net revenues of $106,628,100, an increase of $43,009,800, or 68%, when compared to $63,618,300 for the previous year.  Fiscal 2017 net earnings totaled $2,860,900, compared to $2,119,300 in fiscal 2016, an increase of 35%.   Fiscal year 2017 earnings per share were $0.70 compared to $0.52 the previous year, up 34% on a fully diluted basis.

The direct sales division, Usborne Books & More (“UBAM”) continued to have strong growth this year driven by the success and growth of our active sales consultants.    Net revenues in this division increased by 85% from $52,786,900 in fiscal year 2016 to $97,620,600 in fiscal year 2017.  The number of active direct sales consultants also increased to 25,800 at the end of fiscal 2017, an increase of 32% over the active consultant count from the end of fiscal year 2016.

The retail division, EDC Publishing, experienced a decline in net revenues due primarily to order cancellations in the second half of the fiscal year when our shipping lead times were delayed.  EDC Publishing revenues declined $1,823,900, or 17%, from $10,831,400 in fiscal 2016 to $9,007,500 in fiscal 2017.

Per Mr. White, “Fiscal year 2017 is the second straight year of amazing revenue growth.  We exceeded the $100M Annual Sales hurdle for the first time in the Company’s history and achieved record earnings per share.  This success could not have occurred without the incredible effort of our UBAM Sales Consultants and the hard work of our office and warehouse employees.

In addition to the revenue growth, the Company also completed our first full year in our new office and warehouse facility.  Along with the facility upgrade, we implemented a new inventory tracking system and warehouse management system to improve order fulfillment and a new accounting system to improve financial reporting.  We will see the benefits from these new systems in the months and years to come as we now have the ability to ship more orders on a daily basis and have improved insight in our financial performance.

During the second half of the year, the Company also went live on a new sales consultant front office system.  The conversion to this system created several sales and operational issues and it became clear that the new system was not going to be an acceptable front office solution for our consultants.  We changed back to our proprietary system in February of 2017 and recognized an impairment for the development costs.  While the planned conversion was unsuccessful, we are now focused on making enhancements to our original proprietary system to ensure our sales consultants have a front office platform that helps them succeed.”

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENT OF EARNINGS
	Twelve Months Ended February 28(29)
	2017	2016
NET REVENUES	106,628,100	63,618,300
EARNINGS BEFORE INCOME TAXES	4,612,100	3,545,900
INCOME TAXES	1,751,200	1,426,600
NET EARNINGS	$2,860,900	$2,119,300

BASIC AND DILUTED EARNINGS
PER SHARE:
Basic	$0.70	$0.52
Diluted	$0.70	$0.52

WEIGHTED AVERAGE NUMBER OF
COMMON AND EQUIVALENT SHARES
OUTSTANDING:
Basic	4,077,695	4,049,154
Diluted	4,082,854	4,051,678

EDC will host its annual results Investor Call including a live Q&A webcast on Thursday, June 1, 2017, at 2 PM CT (3 PM ET).  Randall White, the Company’s CEO and President and Dan O’Keefe, CFO and Secretary, will present the annual results and be available for questions following the presentation.  Phone lines for participants will be available at (844) 395-9253 (International callers can use (478) 219-0506).  The conference passcode is 30584390. The weblink to the call is http://edge.media-server.com/m/p/dukm7e7s

The link to the webcast, including replays will be available following the event at www.edcpub.com/investors.aspx.

About Educational Development Corporation (EDC)
EDC is a publishing company specializing in books for children. EDC is the exclusive United States distributor of the UK-based Usborne Books and owns Kane Miller Publishers; award-winning publishers of international children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 5,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing  for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2016, all of which are difficult to predict.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2016 and speak only as of the date of this Press Release.  Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

Contact:

Educational Development Corporation
Randall White, (918) 622-4522